EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS SECOND
QUARTER EARNINGS
COMPANY REITERATES EARNINGS GUIDANCE FOR YEAR
DURANGO, Colorado (October 5, 2006) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the second quarter and first half of FY2007.
For the three months ended August 31, 2006, revenues increased 3.0 percent to approximately $6.8 million, compared with revenues of approximately $6.6 million in the second quarter of FY2006. Same-store sales at franchised retail outlets decreased 1.1 percent during the most recent quarter, while same-store pounds of products purchased from the Company’s factory by franchisees decreased 7.3 percent, when compared with the prior-year period.
Net earnings for the second quarter of FY2007 declined 7.5 percent to $1,040,000, compared with $1,124,000 in the three months ended August 31, 2005. The Company’s operating results for the most recent quarter were negatively impacted by the shifting of a large non-retail product shipment from the second quarter last year into the third quarter in FY2007. Also, the Company incurred higher non-cash stock compensation, legal and accounting, and store closing expenses than in the prior-year quarter. Basic and diluted earnings per share totaled $0.17 and $0.17, respectively, in the three months ended August 31, 2006, compared with $0.18 and $0.17, respectively, in the second quarter of FY2006.
For the six months ended August 31, 2006, revenues increased 13.4 percent to approximately $13.5 million, compared with revenues of approximately $11.9 million in the first half of FY2006. Same-store sales at franchised retail outlets decreased 0.1 percent during the first half of FY2007, while same-store pounds of products purchased from the Company’s factory by franchisees decreased 3.6 percent, when compared with the prior-year period.
Net earnings rose 5.0 percent to $1,970,000 in the six months ended August 31, 2006, compared with $1,876,000 in the first half of the previous fiscal year. The Company’s operating results for the first half of FY2007 were negatively impacted by the shifting of a large non-retail product shipment from the second quarter last year into the third quarter this year, along with higher legal and accounting, non-cash stock compensation and store closing expenses. Basic earnings per share increased 6.7 percent to a record $0.32 in the first half of FY2007, compared with $0.30 in the corresponding period of FY2006. Diluted earnings per share increased 10.7 percent to a record $0.31 in the six months ended August 31, 2006, versus $0.28 in the first half of FY2006.
Total retail sales for the Company’s network of stores increased 9.5 percent to approximately $50.8 million in the six months ended August 31, 2006, compared with system-wide sales of approximately $46.4 million in the corresponding period of the previous year.

“The hottest summer in 70 years negatively impacted sales at Rocky Mountain Chocolate Factory stores in many parts of the U.S., including such key markets as California, Washington and Oregon, and this caused our royalty and marketing revenues and confection sales to franchisees to trail expectations during the second quarter,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company. “Other items that negatively impacted our earnings comparison during the most recent quarter included costs associated with the closure of two company-operated stores and the shifting of sales to a large specialty market customer from the second into the third quarter this year. Despite lower second quarter earnings, however, net income increased 5.0 percent to record levels on record revenues during the first half of Fiscal 2007.”
“With the return of more normal weather patterns, retail store sales have strengthened since mid-August, and this has also been apparent in orders from franchisees for factory-produced chocolates and other confection products,” continued Merryman. “Franchised store openings should increase substantially during the second half of Fiscal 2007, and we continue to expect 40 to 45 new store openings for the full year. Based upon information currently available to the Company, we expect strong revenue and earnings comparisons during the third and fourth quarters and remain comfortable with our previous guidance that earnings for the fiscal year ending February 28, 2007 should rise between 17 to 22 percent from the record levels reported in Fiscal 2006.”
During the second quarter of FY2007, franchisees opened new stores in Barrie, Ontario; Baton Rouge (Towne Center at Cedar Lodges), Louisiana; Brea, California; Las Vegas (Desert Passage), Nevada; Milford, Connecticut; National City, California; Niagara on the Lake, Ontario; Round Rock, Texas and Seattle (Pioneer Square),Washington. Subsequent to August 31, 2006, franchisees have opened new stores in Eugene, Oregon and Tucson, (Tucson Mall), Arizona.
On May 25, 2006, Rocky Mountain Chocolate Factory, Inc. announced that its Board of Directors had approved the repurchase of up to an additional $2.0 million of the Company’s common stock in the open market, or in private transactions, whenever deemed appropriate by management. The timing of any such transactions will depend on a variety of factors, including market conditions, and the program may be suspended or discontinued at any time. To date, the Company has repurchased approximately 34,600 shares of common stock under this authorization.
On September 15, 2006, the Company paid its 13th consecutive quarterly cash dividend, in the amount of $0.08 per share, to shareholders of record September 1, 2006.
The Company will host a conference call today, October 5, 2006 at 4:15 p.m. EDT to discuss second quarter operating results in greater detail and the outlook for the balance of Fiscal 2007. The dial-in number for the conference call is 888-694-4739 (international/local participants dial 973-582-2749), and the access code is 7930152. Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 p.m. EDT. The call will also be broadcast live on the Internet at http://www.videonewswire.com/event.asp?id=35881. A replay of the call will be available through October 12, 2006 by dialing 877-519-4471 (international callers dial 973-341-3080), and the replay Access Code is 7930152. The call will also be archived on the Internet through January 3, 2007 at http://www.videonewswire.com/event.asp?id=35881.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of October 4, 2006, the Company and its franchisees currently operate 308 stores in 39 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during the
	six months ended	Stores open as of
	August 31, 2006	August 31, 2006
United States:
Franchised Stores	10	263
Company-owned Stores	—	7
International Licensed Stores	3	36

Total	13	306
INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended August 31,		Three Months Ended August 31,
	2006	2005	2006	2005
Revenues
Factory sales	$4,508	$4,294	66.5%	65.2%
Royalty and marketing fees	1,362	1,274	20.1%	19.4%
Franchise fees	180	200	2.6%	3.0%
Retail sales	730	815	10.8%	12.4%
Total revenues	6,780	6,583	100.0%	100.0%

Costs and Expenses
Cost of sales	3,167	3,018	46.7%	45.8%
Franchise costs	384	307	5.7%	4.7%
Sales and marketing	354	285	5.2%	4.3%
General and administrative	586	507	8.6%	7.7%
Retail operating	403	473	5.9%	7.2%
Depreciation and amortization	226	204	3.4%	3.1%

Total costs and expenses	5,120	4,794	75.5%	72.8%

Income from Operations	1,660	1,789	24.5%	27.2%

Other Income (Expense)
Interest expense	—	—	—	—
Interest income	12	17	0.2%	0.3%
Other, net	12	17	0.2%	0.3%

Income Before Income Taxes	1,672	1,806	24.7%	27.5%

Provision for Income Taxes	632	683	9.4%	10.4%

Net Income	$1,040	$1,123	15.3%	17.1%

Basic Earnings per Common Share	$0.17	$0.18
Diluted Earnings per Common Share	$0.17	$0.17

Weighted Average Common Shares Outstanding	6,079,077	6,270,974
Dilutive Effect of Stock Options	217,699	469,741
Weighted Average Common Shares Outstanding, Assuming Dilution	6,296,776	6,740,715

INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data)

	Six Months Ended August 31,		Six Months Ended August 31,
	2006	2005	2006	2005
Revenues
Factory sales	$9,213	$7,684	68.0%	64.3%
Royalty and marketing fees	2,654	2,447	19.6%	20.5%
Franchise fees	307	362	2.3%	3.0%
Retail sales	1,374	1,457	10.1%	12.2%
Total revenues	13,548	11,950	100.0%	100.0%

Costs and Expenses
Cost of sales	6,503	5,416	48.0%	45.3%
Franchise costs	717	645	5.3%	5.4%
Sales and marketing	705	591	5.2%	4.9%
General and administrative	1,219	1,036	9.0%	8.7%
Retail operating	812	862	6.0%	7.2%
Depreciation and amortization	461	414	3.4%	3.5%

Total costs and expenses	10,417	8,964	76.9%	75.0%

Income from Operations	3,131	2,986	23.1%	25.0%

Other Income (Expense)
Interest expense	—	(20)	—	(0.2%)
Interest income	37	50	0.3%	0.4%
Other, net	37	30	0.3%	0.2%

Income Before Income Taxes	3,168	3,016	23.4%	25.2%

Provision for Income Taxes	1,198	1,140	8.9%	9.5%

Net Income	1,970	1,876	14.5%	15.7%

Basic Earnings per Common Share	$0.32	$0.30
Diluted Earnings per Common Share	$0.31	$0.28

Weighted Average Common Shares Outstanding	6,153,611	6,218,478
Dilutive Effect of Stock Options	236,030	490,423
Weighted Average Common Shares Outstanding, Assuming Dilution	6,389,641	6,708,901
SELECTED BALANCE SHEET DATA
(in thousands)

	August 31, 2006	February 28, 2006
		(audited)
Current Assets	$8,800	$10,440
Total assets	$16,985	$19,057
Current Liabilities	$3,053	$2,907
Stockholders’ Equity	$13,269	$15,485